Exhibit 10.14

EQUITY FINANCING AGREEMENT

AGREEMENT entered by Mecox Lane Limited (the “Company”), a Cayman Islands company having its registered office at [P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands], HiVentures Holdings Co., Ltd. (the “Optionee”), a British Virgin Island company having its registered office at [P.O.Box 3321, Road Town, Tortola, British Virgin Islands] and George Zhao (“Zhao”), a PRC citizen (ID No.: 11010819660330891) on this 16th day of June, 2008 and becomes effective on the same date.

WHEREAS,

A.	On December 29, 2006, Optionee was duly granted by the Company an option to purchase up to 3,849,261 shares of the Ordinary Share of the Company, which option has fully vested.

B.	The entire option was duly exercised by Optionee on 22, April, 2008 and 3,849,261 shares of the Ordinary Share of the Company (the “Option Shares”) will be duly issued to Optionee by entering in the Register of Members of the Company the name of the Optionee as the holder of the forgoing shares.

C.	*The exercise price for the exercise of the Option in the aggregate amount of US$556,988.12 has been duly paid to the Company and receipt of same is hereby confirmed.

D.	In connection with the financing of the payment of the exercise price, Optionee has borrowed from the Company an aggregate amount of US$556,988.12 (the “Loan”), the receipt in full of the proceeds of the Loan is hereby confirmed.

E.	Given the related nature of the forgoing transactions, the proceeds of the Loan was not actually delivered to the Optionee, rather the proceeds was retained by the Company as full payment of the exercise price, the forgoing disposition of the proceeds of the Loan is hereby acknowledged by all the parties hereto.

F.	Zhao owns all of the equity in Optionee as of the execution of this Agreement.

In consideration of the consummation of the foregoing transactions and the mutual covenants and agreements and other considerations the receipt of which is hereby confirmed, the parties hereto agree as follows:

1.	The Company acknowledges that the exercise price has been paid in full, the Option Shares have been duly issued to Optionee and are now issued and outstanding with the Optionee being the of-record holder of the Option Shares. The Company covenants that a stock certificate in the name of the Optionee and representing the Option Shares will be delivered to the Optionee within reasonable time after the execution of this Agreement.

2.	The Optionee acknowledges that (1) the Loan in the principal amount of US$568,998.12 has been extended by the Company to the Optionee in connection with the financing of the exercise of the Option, (2) such principal amount has been retained by the Company as the full payment of the exercise price and (3) as of the date of this Agreement the Optionee is obliged, subject to any early payment of the principal of the Loan, to pay on Due Date an aggregate principal amount of US$556,988.12 of the Loan.

3.	The Optionee hereby acknowledges and confirms the pledge of all of the Option Shares to the Company as security to the repayment of the Loan. And the Company is entitled to exercise its rights as the pledgee upon the occurrence of Event of Default (as defined bellow); such pledge shall terminate simultaneously with the full repayment of the Loan.

4.	The parties hereto hereby agree that the Loan shall be disposed of as follows:

a.	The Loan shall not become due and payable until Due Date (as defined bellow).

b.	The unpaid balance of the principal of he Loan shall paid in full on the Due Date.

c.	No interest has incurred since the dispatch of the Loan and no interest shall incur on any of the unpaid balance till after the Due Date.

d.	The Optionee may make payment on part or all of the unpaid balance of the Loan at any time after the execution of this Agreement.

5.	The Optionee hereby covenants that on or after a Qualified IPO of the equity securities of the Company, Optionee shall dispose of such amount of the Option Shares at the earliest practical time subject to regulatory and contractual restrictions so that the net proceeds received by Optionee is sufficient to fully repay the entire unpaid balance of the Loan as of the disposition of the foregoing Option Shares; provided Optionee shall be allowed to dispose of the Option Shares in a series of transactions in good faith instead of one transaction in connection with the repayment of the Loan.

6.	Zhao hereby covenants that he will not sell any of his equity interest in Optionee without the Company’s prior consent, which consent shall not be unreasonably upheld.

7.	Definition of certain terms:

a.	“Free Day” shall mean the third business day after the first date following the Qualified IPO in which the disposition of the entire Option Shares on the public securities market is subject to no regulatory or contractual restrictions.

b.	“Due Date” shall mean the 5th business day after the Free Day.

c.	“Event of Default” shall mean the failure of the Optionee to repay in full the unpaid balance of the Loan as of and on the Due Date.

d.	“Qualified IPO” shall mean listing of the Company’s ordinary shares in a recognized stocks exchange.

8.	A payment shall be deemed paid when such payment has been wired to bank account designated by the Company and set forth bellow and a copy of the wiring confirmation has been successfully faxed to the Company at the fax number as set forth bellow.

Bank Account designated by the Company and Fax number:

[bank account information to be advised]

Fax No.: To be advised

9.	The performance, interpretation and construction of this Agreement shall be governed by the laws of the State of New York.

10.	All disputes arising from the performance, interpretation and construction of this Agreement shall be resolved through arbitration to be conducted at the [Hong Kong Arbitration Center] in accordance with its rules and the decision of such arbitration shall be binding and final.

11.	This Agreement shall have 3 originals all having same effect.

IN WITNESS HEREOF, the parties hereto executed this Agreement on the date above set forth in the preamble.

Mecox Lane Limited

/s/ Alfred Beichun Gu
Alfred Gu, CEO

HiVentures Holdings Co., Ltd.

/s/ George Zhao
George Zhao, Chairman

George Zhao

/s/ George Zhao

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